                                                                    EXHIBIT 99.1




                   NEWFIELD ANNOUNCES SECOND QUARTER RESULTS**
                 YEAR-TO-DATE NATURAL GAS PRODUCTION CLIMBS 26%


FOR IMMEDIATE RELEASE

         HOUSTON - (JULY 23, 2003) - NEWFIELD EXPLORATION COMPANY (NYSE:NFX) today announced its financial and operating results for the second quarter and year-to-date 2003. The Company also issued estimates of certain significant operating and financial data for the third quarter of 2003. A conference call to discuss the results is planned for 8:30 a.m. (CDT), Thursday, July 24. To participate in the call, dial 719-457-2625 (conference code: 316634). A listen-only broadcast will also be provided over the Internet. Simply go to the Investor Relations section at www.newfld.com. An audio replay, as well as a transcript of the call, will be posted to the Company's website as soon as it becomes available following the call.

SECOND QUARTER 2003

         For the second quarter of 2003, Newfield reported net income of $45.8 million, or $0.82 per share (all per share amounts are on a diluted basis). Two items negatively impacted results by approximately $0.21 per share for the quarter:

         o redemption of all of the outstanding 6 1/2% convertible trust preferred securities (QUIPS), in the second quarter, resulted in a $10.5 million charge ($6.8 million after-tax), approximately $6.5 million of which was redemption premium paid to the holders and the remainder was the write-off of unamortized issuance costs paid at the time of the initial offering of the securities in 1999; and

         o a ceiling test write-down of $7.3 million ($5.1 million after-tax) of producing assets offshore Australia. Based on crude oil prices in effect on June 30, 2003, the unamortized cost of the Australian properties exceeded the cost center ceiling under full cost accounting rules, requiring the ceiling test write-down at the end of the quarter.

         Revenues in the second quarter of 2003 were $255.6 million. Net cash provided by operating activities before changes in operating assets and liabilities* was $176.3 million in the second quarter of 2003.

         This compares to net income in the second quarter of 2002 of $16.3 million, or $0.36 per share. Revenues in the second quarter of 2002 were $161.6 million. Net cash provided by operating activities before changes in operating assets and liabilities* was $99.7 million in the second quarter of 2002.

         The Company's production in the second quarter of 2003, when stated on a natural gas equivalent basis, increased nearly 20% over the second quarter of 2002 and was up 2% over the first quarter of this year. Newfield produced 56.2 billion cubic feet equivalent (Bcfe), or an average of 618 million cubic feet equivalent per day, during the second quarter of 2003. The following tables detail quarterly production and average realized prices.

PRODUCTION

                                                                 2Q03               2Q02          % CHANGE
                                                               -------------------------------------------
United States
     Natural gas (Bcf)                                           46.8               37.9               23%
     Oil and condensate production (MMBbls)                      1.58               1.33               19%
Australia
     Oil and condensate liftings (MMBbls)                          --              0.278             (100%)
Total Production (Bcfe)                                          56.2               47.5               18%

AVERAGE REALIZED PRICES

                                                                 2Q03               2Q02          % CHANGE
                                                               -------------------------------------------
United States
     Natural gas (per Mcf)                                      $4.50              $3.21               40%
     Oil and condensate (per Bbl)                              $27.54             $23.84               16%
Australia
     Oil and condensate liftings (per Bbl)                         --             $25.72                --
Total (per Mcfe)                                                $4.51              $3.37               34%

-------------------------------------------------------------------------------
Prices shown are net of transportation expense and after hedging. The Company has not entered into hedging transactions specifically relating to Australian production.


         Stated on a unit of production basis, Newfield's lease operating expense (LOE) in the second quarter of 2003 was $0.47 per Mcfe. This compares to LOE of $0.54 per Mcfe in the same period of 2002. Several non-routine repairs in the Gulf of Mexico increased second quarter 2002 LOE by approximately $4 million. LOE in the second quarter of 2003 was slightly lower than expected due to the timing of expenditures on well workovers in the Gulf of Mexico, which were deferred into the third quarter of 2003. Production taxes in the second quarter of 2003 (including resource rent tax in Australia) were $0.12 per Mcfe compared to $0.08 per Mcfe in the same period of 2002. Higher production taxes primarily relate to significantly higher natural gas prices. DD&A expense, stated on a unit of production basis, in the second quarter of 2003 was $1.77 per Mcfe compared to $1.64 per Mcfe in the second quarter of 2002. The increase in DD&A expense relates primarily to higher cost reserve additions and the impact of the adoption of SFAS 143. G&A expenses in the second quarter of 2003 were $0.28 per Mcfe compared to $0.27 per Mcfe in the same period of 2002. G&A expense in the second quarter of 2003 was negatively impacted by $1.4 million in payments made to employees of EEX Corporation located in San Antonio, Texas, upon the closing of that office. G&A expense in the second quarter of 2003 is net of capitalized direct internal costs of $7.4 million compared to $1.9 million in the second quarter of 2002.

         Capital expenditures in the second quarter of 2003 were $106.6 million.

YEAR-TO-DATE 2003

         For the first six months of 2003, Newfield posted net income of $110.0 million, or $1.98 per share. Revenues for the first half of 2003 were $534.8 million. This compares to net income of $32.6 million, or $0.73 per share, on revenues of $309.7 million for the first half of 2002. Net cash provided by operating activities before changes in operating assets and liabilities* was $352.2 million in the first half of 2003 compared to $196.4 million in the same period of 2002.

         Production volumes for the first half of 2003 were more than 20% above the same period last year. The Company produced 111.5 Bcfe in the first six months of 2003 compared to 91.3 Bcfe in the first six months of the prior year. The following tables detail production and average realized prices for the first half of 2003:

YEAR-TO-DATE PRODUCTION

                                                                 1H03             1H02            % CHANGE
                                                               -------------------------------------------
United States
     Natural gas (Bcf)                                           90.8             71.8                 26%
     Oil and condensate production (MMBbls)                      3.10             2.68                 16%
Australia
     Oil and condensate liftings (MMBbls)                       0.358            0.576                (38%)
Total Production (Bcfe)                                         111.5             91.3                 22%

AVERAGE REALIZED PRICES

                                                                 1H03             1H02            % CHANGE
                                                               -------------------------------------------
United States
     Natural gas (per Mcf)                                      $4.77            $3.23                 48%
     Oil and condensate (per Bbl)                              $28.27           $22.93                 23%
Australia
     Oil and condensate liftings (per Bbl)                     $31.86           $23.80                 34%
Total (per Mcfe)                                                $4.77            $3.36                 42%

-------------------------------------------------------------------------------
Prices shown are net of transportation expense and after hedging. The Company has not entered into hedging transactions specifically relating to Australian production.


          In the first half of 2003, LOE, stated on a unit of production basis, averaged $0.53 per Mcfe, equal to LOE in the same period of 2002. DD&A expense in the first half of 2003 was $1.76 per Mcfe compared to $1.63 per Mcfe in the same period of the prior year. The increase in DD&A expense relates primarily to higher cost reserve additions and the impact of the adoption of SFAS 143. G&A expense in the first half of 2003 was $0.30 per Mcfe, up 7% when compared to the prior year expense of $0.28 per Mcfe. G&A expense in the first half of 2003 is net of capitalized direct internal costs of $14.2 million compared to $4.2 million in the first half of 2002.

         Capital spending in the first half of 2003 totaled $230.7 million.

         *Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles. A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

                                                                2Q03                    2Q02
                                                               -------------------------------
Net cash provided by operating activities                      $ 211.9                  $ 97.8
   LESS: (Increase) Decrease in operating assets
      and liabilities                                             35.6                   (1.9)
Net cash provided by operating activities
   before changes in operating assets and
   liabilities                                                 $ 176.3                  $ 99.7

                                                                1H03                    1H02
                                                               -------------------------------
Net cash provided by operating activities                      $ 277.5                 $ 196.4
   LESS: (Increase) Decrease in operating assets
      and liabilities                                            (74.7)                     --
Net cash provided by operating activities
   before changes in operating assets and
   liabilities                                                 $ 352.2                 $ 196.4

THIRD QUARTER 2003 ESTIMATES

         Below are estimates of production and significant operating and financial data for the third quarter of 2003. Although the Company believes the expectations reflected in this forward-looking information are reasonable, such expectations are based upon assumptions and anticipated results that are subject to numerous uncertainties. Please see the discussion regarding forward-looking information at the end of this release.

         NATURAL GAS PRODUCTION AND PRICING Newfield's natural gas production in the third quarter of 2003 is expected to be 44 - 48 Bcf (475 - 525 MMcf/d). The price received by the Company for its natural gas production from the Gulf of Mexico and onshore Gulf Coast has typically tracked the Henry Hub Index. Gas from the Company's Mid-Continent properties has typically sold at a discount of $0.12 - $0.15 per Mcfe to Henry Hub. Hedging gains or losses will affect price realizations.

         CRUDE OIL PRODUCTION AND PRICING Consolidated oil production in the third quarter of 2003 is expected to be 1.8 - 2.0 million barrels (19,800 - 22,000 BOPD). Australian oil liftings during the third quarter are expected to be 342 - 378 thousand barrels (3,700 - 4,100 BOPD). The timing of liftings in Australia will impact reported production and revenues. The price the Company receives for its Gulf Coast production has typically averaged about $2 below the NYMEX West Texas Intermediate (WTI) price. Oil production from the Mid-Continent has typically sold at a $1.00 - $1.50 per barrel discount to WTI. Australian crude oil sales are based on the Tapis Benchmark, which has historically been comparable to WTI. Hedging gains or losses will affect price realizations.

         LEASE OPERATING AND OTHER EXPENSES Newfield's LOE is expected to be $40
- $44 million ($0.69 - $0.76 per Mcfe) in the third quarter of 2003. The Company's domestic LOE is expected to be $33 - $37 million ($0.62 - $0.69 per
Mcfe). Production and other taxes in the third quarter of 2003 (including resource rent tax in Australia) are expected to be $12 - $13 million ($0.20 - $0.22 per Mcfe). These expenses vary and are subject to impact from, among other things, production volumes and commodity pricing, tax rates, service costs, the costs of goods and materials and workover activities.

         GENERAL AND ADMINISTRATIVE EXPENSE Newfield's G&A expense for the third quarter of 2003 is expected to be $13 - $15 million ($0.23 - $0.26 per Mcfe), net of capitalized direct internal costs. Capitalized G&A expense is expected to be $6 - $8 million. G&A expense includes stock and incentive compensation expense. Incentive compensation expense depends largely on Newfield's net income.

         INTEREST EXPENSE The non-capitalized portion of the Company's interest expense for the third quarter of 2003 is expected to be $8 - $10 million ($0.15
- $0.17 per Mcfe). Current borrowings under the Company's bank facilities are $140 million. The remainder of long-term debt consists of three separate issuances of notes that in the aggregate total $550 million principal amount. Capitalized interest for the third quarter of 2003 is expected to be about $2 - $3 million.

         INCOME TAXES Including both current and deferred taxes, the Company expects its consolidated income tax rate in the third quarter of 2003 to be about 35 - 38%. About 35% of the tax provision is expected to be deferred.

         The Company provides information regarding its outstanding hedging positions in its annual report and quarterly reports filed with the SEC and in its electronic publication -- @NFX. This publication can be found on the Company's web page at http://www.newfld.com. Through the web page, interested persons may elect to receive @NFX through e-mail distribution.

         Newfield Exploration is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy that includes balancing acquisitions with drill bit opportunities. Newfield's areas of operation include the Gulf of Mexico, the onshore U.S. Gulf Coast, the Anadarko Basin and offshore northwest Australia.


         **Certain of the statements set forth in this release regarding estimated or anticipated third quarter results and production volumes are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services and the availability of capital resources, labor conditions and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2002. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.


Newfield Exploration Company                          For information, contact:
363 N. Sam Houston Parkway East, Ste. 2020                       Steve Campbell
Houston, TX 77060                                                (281) 847-6081
www.newfld.com                                                  info@newfld.com
--------------                                                  ---------------

                                       ###

                                                                      FOR THE                            FOR THE
CONSOLIDATED STATEMENT OF INCOME                                 THREE MONTHS ENDED                  SIX MONTHS ENDED
(UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)                      JUNE 30,                           JUNE 30,
                                                             --------------------------        --------------------------
                                                                2003             2002             2003             2002
                                                             ---------        ---------        ---------        ---------
OIL AND GAS REVENUES                                         $ 255,552        $ 161,611        $ 534,836        $ 309,650
                                                             ---------        ---------        ---------        ---------

OPERATING EXPENSES:
   Lease operating                                              26,582           25,706           58,838           48,759
   Production and other taxes                                    6,532            3,861           19,106            7,271
   Transportation                                                1,859            1,316            3,422            2,647
   Depreciation, depletion and amortization                     99,660           78,027          196,360          149,234
   Ceiling test writedown                                        7,300               --            7,300               --
   General and administrative                                   14,865           12,206           31,768           23,973
   Gas sales obligation and debt settlements                    10,477               --           20,475               --
   Stock compensation                                              807              757            1,486            1,335
                                                             ---------        ---------        ---------        ---------
       TOTAL OPERATING EXPENSES                                168,082          121,873          338,755          233,219
                                                             ---------        ---------        ---------        ---------
INCOME FROM OPERATIONS                                          87,470           39,738          196,081           76,431

OTHER INCOME (EXPENSES):
   Interest expense                                            (14,982)          (7,134)         (31,668)         (14,348)
   Capitalized interest                                          3,899            2,130            7,718            4,273
   Dividends on preferred securities of
     Newfield Financial Trust I                                 (2,245)          (2,336)          (4,581)          (4,672)
   Unrealized commodity derivative expense*                     (1,629)          (5,880)          (2,846)         (11,525)
   Other                                                        (3,091)          (1,247)          (4,320)             569
                                                             ---------        ---------        ---------        ---------
                                                               (18,048)         (14,467)         (35,697)         (25,703)
                                                             ---------        ---------        ---------        ---------
INCOME BEFORE INCOME TAXES                                      69,422           25,271          160,384           50,728
                                                             ---------        ---------        ---------        ---------
Income tax provision                                            23,607            9,001           56,003           18,132
                                                             ---------        ---------        ---------        ---------
Income before cumulative effect of change in
     accounting principle                                       45,815           16,270          104,381           32,596
Cumulative effect of change in accounting
     principle**                                                    --               --            5,575               --
                                                             ---------        ---------        ---------        ---------
NET INCOME                                                   $  45,815        $  16,270        $ 109,956        $  32,596
                                                             =========        =========        =========        =========
EARNINGS PER SHARE:
   BASIC
     Income before cumulative effect of change
       in accounting principle                               $    0.86        $    0.37        $    1.98        $    0.74
     Cumulative effect of change in accounting
       principle**                                                  --               --             0.11               --
                                                             ---------        ---------        ---------        ---------
     Net income                                              $    0.86        $    0.37        $    2.09        $    0.74
                                                             =========        =========        =========        =========
   DILUTED
     Income before cumulative effect of change
       in accounting principle                               $    0.82        $    0.36        $    1.88        $    0.73
     Cumulative effect of change in accounting
       principle**                                                  --               --             0.10               --
                                                             ---------        ---------        ---------        ---------
     Net income                                              $    0.82        $    0.36        $    1.98        $    0.73
                                                             =========        =========        =========        =========
WEIGHTED AVERAGE SHARES OUTSTANDING
     FOR BASIC EARNINGS PER SHARE                               53,468           44,376           52,679           44,295
WEIGHTED AVERAGE SHARES OUTSTANDING
     FOR DILUTED EARNINGS PER SHARE                             57,701           48,928           56,956           48,838
-------------------------------

*  Associated with SFAS 133.
** Associated with the adoption of SFAS 143.


                                                                      FOR THE                            FOR THE
                                                                 THREE MONTHS ENDED                  SIX MONTHS ENDED
PRODUCTION DATA                                                       JUNE 30,                           JUNE 30,
                                                             --------------------------        --------------------------
                                                                2003             2002             2003             2002
                                                             ---------        ---------        ---------        ---------
Average daily production:
     Oil and condensate (Bbls)                                  17,356           17,651           19,079           17,978
     Gas (Mcf)                                                   513.8            416.0            501.4            396.5
Average realized price:
     Oil and condensate (Bbls)                               $   27.54        $   24.17        $   28.64        $   23.08
     Gas (Mcf)                                               $    4.50        $    3.21        $    4.77        $    3.23

CONSOLIDATED BALANCE SHEET                           JUNE 30,       DECEMBER 31,
(UNAUDITED, IN THOUSANDS OF DOLLARS)                   2003             2002
                                                   -----------      -----------
ASSETS
Current assets:
   Cash & cash equivalents                         $    44,423      $    48,898
   Accounts receivable, oil and gas                    168,246          130,489
   Inventories                                          14,474            7,910
   Commodity derivatives*                               11,039            2,655
   Deferred taxes                                       15,031           12,801
   Other current assets                                 28,301           36,074
                                                   -----------      -----------
       Total current assets                            281,514          238,827
                                                   -----------      -----------

Oil and gas properties, net (full cost method)       2,216,820        2,010,005
Assets held for sale                                    35,000           35,000
Furniture, fixtures and equipment, net                   7,877            8,030
Commodity derivatives*                                   4,057            4,439
Other assets                                            17,223           19,452
                                                   -----------      -----------
       Total assets                                $ 2,562,491      $ 2,315,753
                                                   ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                $   206,781      $   246,197
Commodity derivatives*                                  58,562           49,610
                                                   -----------      -----------
       Total current liabilities                       265,343          295,807
                                                   -----------      -----------

Other liabilities                                       14,229           16,976
Commodity derivatives*                                  13,513           10,610
Long-term debt                                         692,943          709,615
Asset retirement obligation**                          161,691               --
Deferred taxes                                         151,455          129,309
                                                   -----------      -----------
       Total long-term liabilities                   1,033,831          866,510
                                                   -----------      -----------

Company-obligated, mandatorily redeemable,
  convertible preferred securities of Newfield
  Financial Trust I                                         --          143,750
                                                   -----------      -----------
Minority interest                                           --              455
                                                   -----------      -----------

STOCKHOLDERS' EQUITY
Common stock                                               567              526
Additional paid-in capital                             781,243          636,317
Treasury stock                                         (26,575)         (26,213)
Unearned compensation                                  (12,482)          (6,479)
Accumulated other comprehensive income (loss)
   Foreign currency translation adjustment               6,722           (3,888)
   Commodity derivatives*                              (32,377)         (27,295)
Retained earnings                                      546,219          436,263
                                                   -----------      -----------
   Total stockholders' equity                        1,263,317        1,009,231
                                                   -----------      -----------
   Total liabilities and stockholders' equity      $ 2,562,491      $ 2,315,753
                                                   ===========      ===========

---------------
*  Associated with SFAS 133.
** Associated with the adoption of SFAS 143.

                                                                             FOR THE                              FOR THE
CONSOLIDATED STATEMENT OF CASH FLOWS                                    THREE MONTHS ENDED                    SIX MONTHS ENDED
(UNAUDITED, IN THOUSANDS OF DOLLARS)                                         JUNE 30,                             JUNE 30,
                                                                  -----------------------------       -----------------------------
                                                                      2003              2002              2003              2002
                                                                  -----------       -----------       -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                     $    45,815       $    16,270       $   109,956       $    32,596
   Depreciation, depletion and amortization                            99,660            78,027           196,360           149,234
   Ceiling test writedown                                               7,300                --             7,300                --
   Gas sales obligation and debt settlements                           10,477                --            20,475                --
   Stock compensation                                                     807               757             1,486             1,335
   Unrealized commodity derivative*                                     1,629             5,880             2,846            11,525
   Deferred taxes                                                      10,576            (1,194)           19,333             1,710
   Cumulative effect of change in
     accounting principle**                                                --                --            (5,575)               --
                                                                  -----------       -----------       -----------       -----------
                                                                      176,264            99,740           352,181           196,400
   Changes in operating assets and liabilities                         35,591            (1,961)          (74,671)               28
                                                                  -----------       -----------       -----------       -----------
     NET CASH PROVIDED BY OPERATING ACTIVITIES                        211,855            97,779           277,510           196,428
                                                                  -----------       -----------       -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions to oil and gas properties                               (107,580)          (80,494)         (231,572)         (164,983)
   Additions to furniture, fixtures and equipment                        (513)             (731)           (2,404)           (1,557)
                                                                  -----------       -----------       -----------       -----------
     NET CASH USED IN INVESTING ACTIVITIES                           (108,093)          (81,225)         (233,976)         (166,540)
                                                                  -----------       -----------       -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from borrowings under
     credit arrangements                                              275,000           133,000         1,019,000           261,000
   Repayments of borrowings under
     credit arrangements                                             (340,000)         (168,000)         (915,000)         (314,000)
   Proceeds from issuances of common stock                            136,957             1,433           137,683             4,829
   Purchases of treasury stock                                            (23)             (118)             (362)             (336)
   Re-purchase of secured notes                                       (25,726)               --           (59,595)               --
   Repayments of secured notes                                             --                --           (11,215)               --
   Deliveries under the gas sales obligation                               --                --            (8,442)               --
   Gas sales obligation settlement                                         --                --           (62,017)               --
   Repayment of QUIPS                                                (148,448)               --          (148,448)               --
                                                                  -----------       -----------       -----------       -----------
     NET CASH USED IN FINANCING ACTIVITIES                           (102,240)          (33,685)          (48,396)          (48,507)
                                                                  -----------       -----------       -----------       -----------
Effect of exchange rate changes on cash
  and cash equivalents                                                    315              (340)              387              (334)
                                                                  -----------       -----------       -----------       -----------

Increase (decrease) in cash and cash equivalents                        1,837           (17,471)           (4,475)          (18,953)
Cash and cash equivalents, beginning of period                         42,586            25,128            48,898            26,610
                                                                  -----------       -----------       -----------       -----------
Cash and cash equivalents, end of period                          $    44,423       $     7,657       $    44,423       $     7,657
                                                                  ===========       ===========       ===========       ===========

---------------
*  Associated with SFAS 133.
** Associated with the adoption of SFAS 143.